Exhibit 4.1

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES FILED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: Up to $[___________]	Issue Date: January 28, 2019

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
FOR VALUE RECEIVED, RIOT BLOCKCHAIN, INC., a Nevada corporation (the “Borrower” or the “Company”), hereby promises to pay to the order of [____________] (the “Lender” and including its registered assigns, the “Holder”), the principal sum of [$_________] (the “Principal Amount”), together with interest at the rate of eight percent (8%) per annum (with the understanding that the initial twelve (12) months of such interest shall be guaranteed), at maturity or upon acceleration or otherwise, on the terms and conditions and otherwise as set forth herein (this “Note”).  This Note is being issued by the Borrower to the Lender pursuant to that certain Securities Purchase Agreement (the “SPA”) entered into by the Lender and the Borrower on or around January 28, 2019 (the “Issue Date”).  The consideration to the Borrower for this Note is  $_______ (the “Consideration”), due to the prorated original issuance discount of $________ (the “OID”) [and a $________ credit for the Lender’s transactional expenses, with all other transactional expenses to be sole responsibility of the Lender except as otherwise set forth in the Transaction  Documents (as defined by the SPA)].  The Lender shall pay the Consideration (the “Funding”) on the Issue Date or in any event within one (1) business day thereafter.  At the closing of the Funding, the outstanding principal amount under this Note shall be $___________, consisting of the Consideration plus the prorated portion of the OID and the $_____ credit for the Lender’s transactional expenses.  The maturity date of this Note shall be the date that is twelve (12) months from Issue Date (the “Maturity Date”), and is the date upon which the Principal Amount, as well as any accrued and unpaid interest and other fees, shall be due and payable.  This Note may not be repaid in whole or in part except as otherwise explicitly set forth herein.  Any amount of principal or interest on this Note that is not paid by the Maturity Date shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum amount allowed by law, from the due date thereof until the same is paid (“Default Interest”).  Interest shall commence accruing on the Issue Date and shall be computed on the basis of a 365-day year and the actual number of days elapsed.  All payments due hereunder (to the extent not converted into the Borrower’s common stock, no par value per share (the “Common Stock”) in accordance with the terms hereof, shall be made in lawful money of the United States of America.  All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

This Note shall be a senior secured obligation of the Borrower, with priority over all existing and future Indebtedness (as defined below) of the Borrower as provided for herein. The obligations of the Borrower under this Note are secured pursuant to the terms of the security agreement of even date herewith by and among the Borrower, its Subsidiaries, and the Secured Parties (as defined therein), and such security interest includes but is not limited to all of the assets of the Borrower and its Subsidiaries. So long as the Borrower shall have any obligation under this Note, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Borrower’s obligations hereunder. For purposes of this paragraph, the term “Borrower” shall include any Subsidiary of the Borrower in addition to the Borrower. As used herein, the term “Indebtedness” means (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issue Date and as disclosed in the SEC Documents or obligations to trade creditors incurred in the ordinary course of business or other obligations in an aggregate amount less than $100,000 whether such indebtedness now exists or shall thereafter by created, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Borrower to finance the purchase of fixed or capital assets, including all capital lease obligations of the Borrower which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (c) above that the Borrower would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Borrower is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation.
This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.
The following additional terms shall also apply to this Note:

ARTICLE I. CONVERSION RIGHTS
1.1 Conversion Right.  Notwithstanding any other terms in this Note, the Holder shall have the right at any time after the Issue Date and until this Note is no longer outstanding to convert all or any part of the entire outstanding and unpaid Principal Amount as well as the accrued and unpaid interest of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder, together with its affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates  (excluding shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein), and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder, together with its affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates of more than 4.99% of the outstanding shares of Common Stock (the “Maximum Share Amount”).  The Holder, upon not less than 61 days’ prior written notice to the Company, may increase the Maximum Share Amount, provided that the Maximum Share Amount shall never exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 1.1 shall continue to apply.  Any such increase will not be effective until the 61st day after such notice is delivered to the Company.  The Maximum Share Amount provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Share Amount provisions contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to any successor holder of this Note.  For purposes of this Section 1.1, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 1.3 below; provided that the Notice of Conversion is submitted by e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”).  The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (A) the Principal Amount of this Note to be converted in such conversion, plus (B) at the Holder’s option, accrued and unpaid interest, if any, on such Principal Amount at the interest rates provided in this Note to the Conversion Date, plus (C) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (A) and/or (B), plus (D) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 1.2, 1.3(g) , 4.11, and/or 4.12 and/or Article III hereof. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents (as defined in the SPA), and in addition to the beneficial ownership limitations provided herein above, the cumulative sum of (a) the total number of shares of Common Stock that may be issued under this Note and (b) the number of Inducement Shares (as defined in the SPA), shall be limited to 19.99% of the outstanding shares of Common Stock of the Company as of the Issue Date hereof pursuant to the requirements of Nasdaq Listing Rule 5635(d) (the “Exchange Cap”). The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Furthermore, the Company and Holder agree that the Company shall not seek or obtain stockholder approval for purposes of issuing a greater number of shares of Common Stock upon the Holder’s conversion in excess of the Exchange Cap. In the event of a conversion by Holder that results in the issuance of a number of shares equal to the Exchange Cap, the maturity date of this Note shall be the earlier of (1) the date ninety (90) days after the date of such conversion, or (2) the Maturity Date.

1.2 Conversion Price.
(a) Calculation of Conversion Price.  The “Conversion Price” per share shall be the lower of (i) $2.00 per share, or (ii) eighty percent (80%) of the lowest VWAP on the Trading Market (as defined below) or other applicable principal trading market for the Common Stock in the twenty (20) Trading Day (as defined below) period prior to the Conversion Date.  Each time, while this Note is outstanding, the Borrower enters into a Section 3(a)(9) Transaction (including but not limited to the issuance of new promissory notes or of a replacement promissory note), or Section 3(a)(10) Transaction, in which (i) any third party has a look back/holding period greater than the look back/holding period in effect under this Note at that time, then the Holder’s look back/holding period may be adjusted at the option of the Holder to such greater number of days  until this Note is no longer outstanding to the extent allowed under applicable law, and (ii) any third party has a discount regarding the conversion price of its securities greater than the discount afforded to the Holder regarding the Conversion Price in effect under this Note at that time, then the Holder’s Conversion Price may be adjusted at the option of the Holder to such greater discount  until  this Note is no longer outstanding to the extent allowed under applicable law.  The Borrower shall give written notice to the Holder, with the adjusted look back/holding period (each adjustment that is applicable due to the triggering event), within one (1) business day of an event that requires any adjustment described in the immediately preceding sentence, and the Holder shall have the sole discretion in determining whether to utilize the adjusted term pursuant to this section.  Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower and Holder agree that the total cumulative number of shares of Common Stock issued to Holder under this Note (including the Inducement Shares) may not exceed the Exchange Cap.
(b) Authorized Shares.  The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note, which shall initially be 961,174 shares on the Issue Date, and thereafter the Company shall use best efforts to cause an increase in its authorized shares such that there shall be reserved three times (300%) the number of shares that is actually issuable upon full conversion of this Note (based on the Alternative Conversion Price of this Note in effect from time to time) (such amounts, the “Reserved Amount”).  The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations hereunder.  The Borrower represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable.  In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which this Note shall be convertible at the Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes.  The Borrower acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.
If, at any time the Borrower does not maintain the Reserved Amount it will be considered an Event of Default under Section 3.2 of this Note.

1.3 Method of Conversion.
(a) Mechanics of Conversion.  Subject to Section 1.1, this Note may be converted by the Holder in whole or in part at any time, (A) by submitting to the Borrower a Notice of Conversion (by e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 11:00 a.m., New York, New York time) and (B) subject to Section 1.3(b), surrendering this Note at the principal office of the Borrower.
(b) Surrender of Note Upon Conversion or Repayment.  Notwithstanding anything to the contrary set forth herein, upon conversion or repayment of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid Principal Amount of this Note is so converted or repaid.  The Holder and the Borrower shall maintain records showing the Principal Amount so converted or repaid and the dates of such conversions/repayments or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion or repayment.  In the event of any dispute or discrepancy, such records of the Borrower shall, prima facie, be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of this Note is converted or repaid as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Principal Amount of this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal Amount of this Note represented by this Note may be less than the amount stated on the face hereof.
(c) Payment of Taxes.  The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.
(d) Delivery of Common Stock Upon Conversion.  Upon receipt by the Borrower from the Holder of a e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.3, the Borrower shall (i) use its best efforts to issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within one (1) business day after such receipt, and (ii) such issuance and delivery to or upon the order of the Holder for certificates of the Common Stock issuable upon such conversion shall occur within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid Principal Amount hereof, surrender of this Note) in accordance with the terms hereof.
(e) Obligation of Borrower to Deliver Common Stock.  Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding Principal Amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.  If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion.  The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Borrower before 6:00 p.m., New York, New York time, on such date.

(f) Delivery of Common Stock by Electronic Transfer.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Sections 1.1 and 1.2 and in this Section 1.3, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.
(g) Failure to Deliver Common Stock Prior to Deadline.  Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline the Borrower shall pay to the Holder $2,000 per business day, for each business day beyond the Deadline that the Borrower fails to deliver such Common Stock (unless such failure results from war, acts of terrorism, an epidemic, or natural disaster) (“Conversion Default Payments”).  Such amount shall be paid to Holder in cash by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the Principal Amount of this Note on the fifth day of the month following the month in which it has accrued, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional Principal Amount shall be convertible into Common Stock in accordance with the terms of this Note.  The Borrower agrees that the right to convert is a valuable right to the Holder.  The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify.  Accordingly the parties acknowledge that the liquidated damages provision contained in this Section 1.3(g) are justified.
1.4 Concerning the Shares.  The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.4 and who is an “accredited investor” (as defined in Rule 501(a) of the Securities Act).  Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.”

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, or other customary and reasonable form provided by the Company, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Borrower so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.
1.5 Status as Shareholder.  Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or non-waived Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms of this Note.  Notwithstanding the foregoing, if a Holder has not received certificates or transmission of such shares pursuant to Section 1.3(f) for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if this Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted.  In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 1.3(g) to the extent required thereby for such conversion default and any subsequent conversion default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 1.2) for the Borrower’s failure to convert this Note.

ARTICLE II. CERTAIN COVENANTS
2.1 Distributions on Capital Stock.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any Subsidiary (as defined in the SPA) make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.
2.2 Restriction on Stock Repurchases.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.
2.3 Piggyback Registration Rights.  The Borrower shall include on the registration statement required to be filed with the U.S. Securities and Exchange Commission all shares issuable upon conversion of this Note, pursuant to the timing and conditions set forth in the Registration Rights Agreement between the parties dated as of January 28, 2019 (the “Registration Rights Agreement”).  Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of this Note, but not less than Fifteen Thousand and No/100 United States Dollars ($15,000), being immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.  In the event that, in accordance with applicable SEC rules, regulations and interpretations, the number of shares available under such registration statement does not include all shares issuable upon conversion of this Note, the liquidated damages shall not apply unless the Borrower does not use its reasonable best efforts to cause an amendment to and/or new registration statement to be filed that does include all shares issuable upon conversion of this Note to become effective as soon as practicable following the filing thereof pursuant to the terms and conditions of the Registration Rights Agreement.
2.4 Repayment from Proceeds.  While any portion of this Note is outstanding, if after the Issue Date the Borrower receives cash proceeds from financing transactions, including from any source or series of related or unrelated sources, including but not limited to, the issuance of equity or debt securities by the Borrower, the exercise of outstanding warrants of the Borrower (other than any warrants issued pursuant to the SPA), the issuance of securities pursuant to an equity line of credit of the Borrower or the sale of assets other than in the ordinary course of business, in an aggregate amount up to $5,000,000 (the “Financing Threshold”), for any transaction that results in proceeds to the Borrower in excess of the Financing Threshold (each, a “Qualified Offering”), then the Borrower shall immediately apply at least 25% of the cash proceeds in excess of the Financing Threshold from any and all Qualified Offerings to repay all or any portion of the outstanding amounts owed under this Note.  For greater clarity, prior to the Borrower’s financing transaction(s), in the aggregate taken individually and collectively, reaching the Financing Threshold, such financings shall not be subject to the repayment obligations pursuant to this Section 2.4.   For the avoidance of doubt, failure of the Borrower to comply with this provision shall constitute an Event of Default.  In the event that such proceeds are received by the Holder prior to the Maturity Date, the required prepayment shall be subject to the terms of Section 4.14 herein.

ARTICLE III. EVENTS OF DEFAULT
The occurrence of each of the following events of default shall each be an “Event of Default”, with no right to notice or cure except as specifically stated:
3.1 Failure to Pay Principal or Interest.  The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at the Maturity Date, upon acceleration, or otherwise.
3.2 Conversion and the Shares.  The Borrower fails to reserve a sufficient amount of shares of common stock as required under the terms of this Note (including without limitation, Sections 1.2 and 1.3 of this Note), fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for two (2) business days after the Holder shall have delivered a Notice of Conversion.  It is an obligation of the Borrower to remain current in its obligations to its transfer agent.  It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent.  If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion (excluding for the avoidance of doubt, the conversion price which is the Holder’s obligation to pay), such advanced funds shall be paid by the Borrower to the Holder within five (5) business days, either in cash or as an addition to the balance of this Note, and such choice of payment method is at the discretion of the Borrower.
3.3 Breach of Covenants.  The Borrower breaches any covenant or other term or condition contained in this Note or any other documents entered into between the Borrower and the Holder, and such breach continues for a period of seven (7) days after written notice thereof to the Borrower from the Holder. Additionally, it shall be an Event of Default if the Borrower breaches any covenant or other term or condition contained in this Note or any other documents entered into between the Borrower and the Holder, and such breach continues for a period of ten (10) days after the Borrower should have been aware of the breach, but did not receive written notice thereof from the Holder, if such breach was material.
3.4 Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.
3.5 Receiver or Trustee.  The Borrower or any Subsidiary (as defined in the SPA) of the Borrower shall make an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6 Judgments.  Any money judgment, writ or similar process shall be entered or filed against the Borrower, any Subsidiary (as defined in the SPA) of the Borrower, or any of their respective property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.
3.7 Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary (as defined in the SPA) of the Borrower.
3.8 Delisting of Common Stock on the Trading Market.  The Borrower shall fail to maintain the listing or quotation of the Common Stock on the Trading Market.  “Trading Market” means the NASDAQ Capital Market or any of the following markets or exchanges on which the Company’s Common Stock is listed or quoted for trading on the applicable date: (i) the NASDAQ Global Market; (ii) the NASDAQ Select Market; (iii) the NYSE American; and (iv) the New York Stock Exchange (or any successors to any of the foregoing).
3.9 Failure to Comply with the Exchange Act.  The Borrower shall fail to comply in any material respect with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings), and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.
3.10 Liquidation.  The Borrower commences any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.
3.11 Cessation of Operations.  The Borrower ceases operations or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.
3.12 Financial Statement Restatement.  The Borrower restates any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would result in a material adverse effect on the Borrower or the rights of the Holder with respect to this Note.
3.13 Reverse Splits.  The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.
3.14 Replacement of Transfer Agent.  In the event that the Borrower replaces its transfer agent, and the Borrower fails to provide prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower that reserves the greater of the (i) total amount of shares previously held in reserve for this Note with the Borrower’s immediately preceding transfer agent and (ii) Reserved Amount
3.15 Cross-Default.  Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all convertible promissory notes currently issued, or hereafter issued, by the Borrower, to the Holder or any third party pursuant to the SPA (the “Other Agreements”), shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

3.16 Inside Information.  Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8‑K pursuant to Regulation FD on that same date.
3.17 No bid.  The lowest Trading Price on the Trading Market for the Common Stock is equal to or less than $0.01.  “Trading Price” means, for any security as of any date, the lowest VWAP price on the Trading Market as reported by a reliable reporting service designated by the Holder (i.e., www.Nasdaq.com) or, if Nasdaq is not the principal trading market for such security, on the principal securities exchange or trading market where such security is listed or traded or, if the lowest intraday trading price of such security is not available in any of the foregoing manners, the lowest intraday price of any market makers for such security that are quoted on the OTC Markets.  “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the Trading Market, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.
3.18 Prohibition on Debt and Variable Securities.  The Borrower, without written consent of the Holder, issues any Variable Security (as defined herein), unless (i) the Borrower is permitted to pay off this Note in cash at the time of the issuance of the respective Variable Security and (ii) the Borrower pays off this Note, pursuant to the terms of this Note, in cash at the time of the issuance of the respective Variable Security.  A “Variable Security” shall mean any security issued by the Borrower, not subject to a floor price that is within fifty percent (50%) of the then current market price of the Common Stock, that (i) has or may have conversion rights of any kind, contingent, conditional or otherwise in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Common Stock; (ii) is or may become convertible into Common Stock (including without limitation convertible debt, warrants or convertible preferred stock), with a conversion or exercise price that varies with the market price of the common stock, even if such security only becomes convertible or exercisable following an event of default, the passage of time, or another trigger event or condition; or (iii) was issued or may be issued in the future in exchange for or in connection with any contract, security, or instrument, whether convertible or not, where the number of shares of Common Stock issued or to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. Notwithstanding the foregoing, the Company shall not be deemed to be in default under this subsection to the extent that it issues securities in compliance with obligations under written transaction documents that existed, unaltered, prior to the Issue Date.
3.19 Failure to Repay Upon Qualified Offering.  The Borrower completes a Qualified Offering, or becomes a borrower under any loan documents and/or credit facilities, on or after the Issue Date and fails to apply the proceeds of such Qualified Offering  or loan to the repayment of this Note, until this Note is repaid in its entirety as required under Section 2.4.

Upon the occurrence of any Event of Default specified in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18, and/or this 3.19, upon written demand by the Holder, this Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to 135% (plus an additional 5% per each additional Event of Default that occurs hereunder) multiplied by the then outstanding entire balance of this Note (including principal and accrued and unpaid interest) plus Default Interest, if any, plus any amounts owed to the Holder pursuant to Sections 1.3(g) hereof (collectively, in the aggregate of all of the above, the “Default Amount”), and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.
If an Event of Default then exists, the Holder shall have the right at any time, to require the Borrower, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the lesser of (1) the Conversion Price or (2) the Alternative Conversion Price then in effect, subject to issuance in tranches due to the beneficial ownership limitations contained in this Note.  The “Alternative Conversion Price” per share shall be sixty percent (60%) of the lowest VWAP on the Trading Market in the twenty (20) Trading Day period prior to the Conversion Date.
ARTICLE IV. MISCELLANEOUS
4.1 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
4.2 Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, or electronic transmission by e-mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, or upon electronic transmission by e-mail delivery, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:
If to the Borrower, to:
RIOT BLOCKCHAIN, INC.
 202 6th Street, Suite 401
Castle Rock, CO 80104
Attention: Christopher Ensey, Interim CEO
E-mail:

with a copy (which shall not constitute notice) to:
Rogers Towers, P.A.
1301 Riverplace Blvd., Suite 1500
Jacksonville, Florida 32207
Attention:
E-mail:

If to the Holder:
HOLDER
 Address
E-mail:
Attention:
with a copy to that shall not constitute notice:

4.3 Amendments.  This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.
4.4 Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.  Notwithstanding anything to the contrary herein, the rights, interests or obligations of the Borrower hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Borrower without the prior signed written consent of the Holder, which consent may be withheld at the sole discretion of the Holder (any such assignment or transfer shall be null and void if the Borrower does not obtain the prior signed written consent of the Holder).  This Note or any of the severable rights and obligations inuring to the benefit of or to be performed by Holder hereunder may be assigned by Holder to a third party, in whole or in part, without the need to obtain the Borrower’s consent thereto.  Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities Act).  Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.
4.5 Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.
4.6 Governing Law.  This Note shall be governed by and interpreted in accordance with the laws of the State of Kansas without regard to the principles of conflicts of law (whether of the State of Kansas or any other jurisdiction).
4.7 Arbitration.  Any disputes, claims, or controversies arising out of or relating to this Note, or the transactions, contemplated thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Note to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service (“JAMS” ), or its successor pursuant the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules” ), including Rules 16.1 and 16.2 of those Rules.  The arbitration shall be held in New York, New York, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance with the “strike and rank” methodology set forth in Rule 15.  Either party to this Note may, without waiving any remedy under this Note, seek from any federal or state court sitting in the State of Kansas any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal.  The costs and expenses of such arbitration shall be paid via equal split by the parties, with all such costs and expenses, including reasonable attorneys’ fees, to be awarded to the prevailing party in such arbitration.  The arbitrators’ decision must set forth a reasoned basis for any award of damages or finding of liability.  The arbitrators’ decision and award will be made and delivered as soon as reasonably possible and in any case within sixty (60) days’ following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, the choice of arbitration shall not limit the Holder’s exercise of remedies under the Uniform Commercial Code.

4.8 JURY TRIAL WAIVER.  THE BORROWER AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.
4.9 Certain Amounts.  Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding Principal Amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the  Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note.  The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.
4.10 Remedies.  The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.
4.11 Section 3(a)(10) Transactions.  If at any time while this Note is outstanding, the Borrower enters into a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act (a “3(a)(10) Transaction”), then a liquidated damages charge of 100% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment, an addition to the balance of this Note, or a combination of both forms of payment, as determined by the Holder. The liquidated damages charge in this Section 4.11 shall be in addition to, and not in substitution of, any of the other rights of the Holder under this Note.
4.12 Restriction on Section 3(a)(9) Transactions.  So long as this Note is outstanding, the Borrower shall not enter into any 3(a)(9) Transaction with any party other than the Holder, without prior written consent of the Holder.  In the event that the Borrower does enter into, or makes any issuance of Common Stock related to a 3(a)(9) Transaction while this Note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than $15,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.  “3(a)(9) Transaction” means a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(9) of the Securities Act.  The liquidated damages charge in this Section 4.12 shall be in addition to, and not in substitution of, any of the other rights of the Holder under this Note.

4.13 Usury.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.  The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.
4.14 Repayment.  Notwithstanding anything to the contrary contained in this Note, the Borrower may repay any amount outstanding under this Note, during the 30 calendar day period after the Issue Date, by making a payment to the Holder of an amount in cash equal to 105% multiplied by the amount that the Borrower is repaying.  Notwithstanding anything to the contrary contained in this Note, the Borrower may repay any amount outstanding under this Note, during the 31st through 60th calendar day period after the Issue Date, by making a payment to the Holder of an amount in cash equal to 110% multiplied by the amount that the Borrower is repaying.  Notwithstanding anything to the contrary contained in this Note, the Borrower may repay any amount outstanding under this Note, during the 61st through 90th calendar day period after the Issue Date, by making a payment to the Holder of an amount in cash equal to 115% multiplied by the amount that the Borrower is repaying.  Notwithstanding anything to the contrary contained in this Note, the Borrower may repay any amount outstanding under this Note, during the 91st through 120th calendar day period after the Issue Date, by making a payment to the Holder of an amount in cash equal to 120% multiplied by the amount that the Borrower is repaying. Notwithstanding anything to the contrary contained in this Note, the Borrower may repay any amount outstanding under this Note, after the 120th calendar day after the Issue Date, including on and after the Maturity Date, by making a payment to the Holder of an amount in cash equal to 125% multiplied by the amount that the Borrower is repaying.  In order to repay this Note, the Borrower shall provide notice to the Holder seven (7) business days prior to such respective repayment date, and the Holder must receive such repayment within nine (9) business days of the Holder’s receipt of the respective repayment notice, but not sooner than seven (7) business days from the date of notice (the “Repayment Period”).  The Holder may convert the Note in whole or in part at any time during the Repayment Period, subject to the terms and conditions of this Note.

4.15 Terms of Future Financings.  So long as this Note is outstanding, upon any issuance by the Borrower or any of its Subsidiaries (as defined in the SPA) of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and such term, at Holder’s option and upon written notice to the Borrower, shall become a part of the transaction documents with the Holder.  The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion look back periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.  For the avoidance of doubt, this Section 4.15 shall not apply to any transaction the proceeds of which are used to repay in full the outstanding principal and interest of this Note.
4.16 Reverse Split Penalty.  If at any time while this Note is outstanding, the Borrower effectuates a reverse split with respect to the Common Stock, then a liquidated damages charge of 30% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment, an addition to the balance of the Note, or a combination of both forms of payment, as determined by the Holder.  The liquidated damages charge in this Section 4.16 shall be in addition to, and not in substitution of, any of the other rights of the Holder under this Note.

** signature page to follow **

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on the Issue Date.

RIOT BLOCKCHAIN, INC.

By:   ________________________
Name: Christopher Ensey
Title: Interim Chief Executive Officer

EXHIBIT A -- NOTICE OF CONVERSION

The undersigned hereby elects to convert $_____________________ amount of this Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of this Note (“Common Stock”) as set forth below, of Riot Blockchain, Inc., a Nevada corporation (the “Borrower”), according to the conditions of the senior secured convertible promissory note of the Borrower dated as of January 28, 2019 (the “Note”), as of the date written below.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.
Box Checked as to applicable instructions:
[ ]
The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime
Broker: Account Number:

[ ]
The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

[__________]
Address:
e-mail:

Date of Conversion:	__________________
Applicable Conversion Price:	$_________________
Number of Shares of Common Stock to be Issued Pursuant to Conversion of this Notes:	__________________
Amount of Principal Balance Due remaining Under this Note after this conversion:	__________________

By: ________________________
Name: ______________________
Title: _______________________
Date: _______________________

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